EXHIBIT 5.1

JACKSON L. MORRIS

 Attorney at Law

Admitted in Florida and Georgia (emeritus)

April 20, 2015

Board of Directors

Paramount Supply Inc.

40 Lielais prospekts

Ventspils, LV 3601 Latvia

Lady and Gentlemen:

I have acted, at your request, as special counsel to Paramount Supply Inc., a Nevada corporation, (“Paramount”) for the purpose of rendering an opinion as to the legality of 2,000,000 shares of Paramount's common stock, par value $0.001 per share, (“Shares”) to be offered and distributed by Paramount pursuant to a registration statement to be filed under the Securities Act of 1933, as amended, by Paramount with the U.S. Securities and Exchange Commission (the "SEC") on Form S-1, for the purpose of registering the offer and sale of the Shares (“Registration Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of Paramount and all amendments thereto, the Bylaws of Paramount, selected proceedings of the board of directors of Paramount authorizing the issuance of the Shares, certificates of officers of Paramount and of public officials, and such other documents of Paramount and of public officials as I have deemed necessary and relevant to the matter opined upon herein. Paramount has not identified or appointed a transfer agent at the date of this opinion. I have assumed, with respect to persons other than directors and officers of Paramount, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Paramount against payment therefore, as described in the registration statement, will be validly issued, fully paid and non assessable.

I have not been engaged to examine, nor have I examined, the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I consent to the use of my opinion as an exhibit to the registration statement and to the reference thereto under the heading “Interests of Named Experts and Counsel” in the prospectus contained in the registration statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris

3116 West North A Street t Tampa, Florida 33609-1544 t 813–874–8854 t Cell 813–892–5969

Fax 800–310–1695 t e-mail: jmorris8@tampabay.rr.com; jackson.morris@rule144solution.com

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